Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED CERTIFICATE OF DESIGNATION

OF

SERIES A-1 CUMULATIVE CONVERTIBLE PREFERRED STOCK

OF

ISIGN SOLUTIONS INC.

Pursuant to Section 242 of the Delaware General Corporation Law, iSign Solutions Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The penultimate sentence of Section 5(a) of the Third Amended and Restated Certificate of Designation of the Series A-1 Cumulative Convertible Preferred Stock (the “Certificate of Designation”) of the Corporation is hereby amended and restated in its entirety as follows:

“The “Conversion Price” as of the effectiveness of the Certificate of Amendment of this Third Amended and Restated Certificate of Designation containing this sentence (the “Effective Time”) is equal to $19.4375 per share; provided, however, that if the Corporation fails to consummate a public offering of its common stock by July 31, 2016, then the Conversion Price shall be equal to what the Conversion Price was immediately prior to the Effective Time, subject to further adjustment as provided in Section 5(c) below.”

SECOND: the Certificate of Designation of the Corporation is hereby amended to include a new Section 5(d) at the end of Section 5, as follows:

(d)  Automatic Conversion. Each share of Series A-1 Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is obtained by dividing the Series A-1 Issue Price by the Conversion Price at the time in effect for such shares immediately upon the closing of the sale by the Corporation of shares of Common Stock to the public in a firm-commitment underwritten public offering pursuant to a prospectus or an effective registration statement no later than July 31, 2016.

THIRD: Section 5(c)(vi) of the Certificate of Designation of the Corporation is hereby amended and restated in its entirety as follows:

“[Reserved]”

FOURTH: The foregoing amendments to the Certificate of Designation of the Corporation were duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 18th day of May, 2016.

ISIGN SOLUTIONS INC.

By:	/s/ Andrea Goren
Name: Andrea Goren
Title: Chief Financial Officer